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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated on or about March 13, 2006 pertaining to the Myogen, Inc. 2003 Equity Incentive Plan and the Myogen, Inc. 2003 Employee Stock Purchase Plan of Myogen, Inc. of our reports dated March 10, 2006, with respect to the consolidated financial statements of Myogen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Myogen, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Myogen, Inc., filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Denver, Colorado
March 10, 2006